Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

James Bourdage to Retire as BASi VP of Bioanalytical Operations;
Michael Baim Named as Successor

WEST LAFAYETTE, IN, April 30, 2018 – Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced that James Bourdage, Ph.D., Vice President of Bioanalytical Operations, will retire as of May 4, 2018. Michael Baim, Ph.D., will assume the role of Vice President of Bioanalytical Operations effective May 7, 2018.

Before joining BASi nearly four years ago, Dr. Bourdage enjoyed a long and esteemed career in the pharmaceutical industry. Having received his Ph.D. in immunochemistry from the University of Illinois, he served in leadership positions at Covance, PharmAthene, Eli Lilly, and Pharmacia/Upjohn. In addition to authoring numerous scientific papers, Dr. Bourdage is a member of the American Society of Clinical Pathologists and the American Association of Pharmaceutical Scientists.

“We are grateful for Jim’s leadership, vision and commitment to BASi’s growth and success during his time with us,” said Philip Downing, Senior Vice President of Preclinical Services at BASi. “His dedication to the BASi team, and to the clients we serve, is his legacy. We extend our best wishes to Jim and his family as he begins the next chapter in his life.”

Dr. Michael Baim is an energetic and passionate leader who brings to BASi over thirty years of experience in the pharmaceutical and lab management industries. He is well-versed in analytical methodology and project design and has a proven track record of delivering significant and sustainable profitable growth across many different business segments.

Dr. Baim received his B.A. degree in chemistry from Whitman College in Washington State. He then studied analytical chemistry as an American Chemical Society Analytical Research Fellow at Washington State University, where he earned his Ph.D. degree. He is currently working towards his MBA in marketing management.

Dr. Baim began his career at The Procter & Gamble Company in 1984, and has since held several leadership, management and technical positions at other prominent companies including Novartis and Bristol-Myers Squibb/Mead Johnson. Most recently, he served as an analytical laboratory director, designing a new analytical chemistry lab and revitalizing chemistry operations by adding new technologies and staff to optimize technical guidance and improve customer service. These efforts resulted in a sustained, double-digit growth rate for the company.

Jill Blumhoff, Chief Financial Officer at BASi, commented, “We are thrilled to welcome Dr. Baim to the BASi family and we are confident that his vast experience, reputation for being a thoughtful leader and mentor, and career-long focus on delivering performance to reach critical corporate goals, will be a tremendous asset to our leadership team and our company. His expertise and vision align perfectly with our company’s goal to enhance and expand our bioanalytical and in-vitro bioequivalence capabilities and deliver the quality services and solutions our customers need and expect.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.